1

                              EMPLOYMENT AGREEMENT


THIS AGREEMENT is made this 16th day of July, 2001, by and between JAE-TECH Engineering, Inc., a Colorado corporation (hereinafter called "Company") and John A. Emrick (hereinafter called "Employee").

                                    RECITALS:

WHEREAS, the Company, located in Colorado Springs, Colorado desires to enter into an employment relationship with Employee pursuant to the terms and conditions set forth herein; and

WHEREAS, Employee is willing to accept such employment with the Company, pursuant to the terms and conditions set forth in this Agreement; and

NOW THEREFORE, the Parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

                                      TERMS

1. EMPLOYMENT DUTIES. The Company hereby employs Employee as President of the Company. Employee's duties shall include carrying out all of the functions as President as defined in the By-laws of the Company and as established by the Board of Directors and performing all duties as President of the Company including: management of the day to day operational affairs of the Company, scheduling of work, obtaining additional projects, approval of all invoices, billing, collections, preparing budgets and overall responsibility for meeting Income
         Statement and Balance Sheet budgets as adopted by the Board of Directors.

2. PERFORMANCE. Employee agrees to devote reasonable time and effort necessary to perform the duties described in Section 1 above in a manner reasonably satisfactory to the Company and to perform such other reasonable duties as are assigned to him from time to time by the Board of Directors of the Company.

3. TERM. The term of this Agreement shall be five (5) years from the effective date hereof unless the Agreement is terminated earlier as provided in Section 7 below. After the five (5) year term, this Agreement shall automatically renew for periods of one year, unless earlier terminated in accordance with the provisions of Section 7 below or unless either party gives written notice, at least thirty days (30) prior to the automatic renewal date, of their intention not to renew this Agreement.

4.       COMPENSATION.

In consideration for the services to be rendered by Employee in his capacity hereunder, Employee shall be compensated as follows:

         a. An annual salary (before deduction and withholding of any taxes, social security or other necessary deductions) of:

o    Year 1 - One Hundred Thousand Dollars ($100,000)
o    Year 2 - One Hundred Twenty Five Thousand Dollars ($125,000) *
o    Year 3 - One Hundred Fifty Thousand Dollars ($150,000) *
o    Year 4 - One Hundred Sixty Five Thousand Dollars ($165,000) *
o    Year 5 - One Hundred Eighty One Thousand Five Hundred Dollars ($181,500) *

                  *Annual salary in years two through year five is the lessor of: the above annual salary or (ii) five and one half percent (5.5%) of gross annual revenue, determined on an accrual basis as reflected on the Company's financial statements as prepared from time to time in accordance with generally accepted accounting principles.

                  Employee's annual salary increases shall be effective on the first full pay period in July of each year. Employee's salary shall be payable in equal installments based on the Company's normal pay periods.

         b.       Employee shall be paid a management  bonus defined as follows:
                  Bonuses during the first three years of this Agreement shall be based on a percentage of net income and paid monthly to Employee within 15 days after month end. The bonus percentage of annual adjusted net income (as reflected on the Company's financial statements as prepared from time to time) is as follows: 10% of adjusted net income less than or equal to $1,000,000, and 5% of adjusted net income greater than $1,000,000. The annual period for bonus purposes shall end on June 30th of each year. Adjusted net income is based on collections, and shall include payments made to parents or affiliates that are based upon documented goods and services provided to the Company, but shall be determined without deduction for any undocumented payments for general management fees.

         c. Employee's annual salary may be adjusted by mutual consent of the parties at any time during the term of this Agreement or any subsequent extension hereof. In addition, the Company will provide the Employee with other employment benefits as per
                  Section 5 below.

         d. OPEC CORP., the owner of the Company (hereafter called OPEC), agrees to sub-contract all existing and future engineering and drafting projects to the Company as long as the Company remains a wholly owned subsidiary of OPEC and if OPEC's customers allow the use of subcontractors or the use of the Company. OPEC agrees to accept and the Company agrees to invoice OPEC at an amount equal to 85% of the amount OPEC invoices its customers. Any and all invoice adjustments to OPEC customers will require a related adjustment in the corresponding Company invoice to OPEC.

         e. The Company's portion for administrative, accounting and payroll support services provided by OPEC (based on actual expenses) are to have a maximum dollar limit of the greater of $3,000 per month or 3% of monthly gross revenues.

5. EMPLOYEE BENEFITS. The Company will provide certain group benefits to all full time executive employees and agrees that Employee will be covered by any such plans adopted by OPEC while he is a full time employee if the Company and Employee hereby agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such plans and benefits. The Company will provide employee life insurance in the amount of one hundred fifty thousand dollars ($150,000), no later than August 15, 2001. The Company will pay up to two hundred dollars ($200) per month for life insurance coverage. If life insurance coverage can not be obtained for two hundred dollars ($200) or less per month, the Company will pay the Employee an additional two hundred dollars ($200) per month.

6. EXPENSES. The Company will reimburse Employee for all reasonable and necessary business expenses, which are approved in advance by the Company in writing.

7. TERMINATION. Employment under this Agreement may be terminated as follows:

         a. Death/Expiration of this Agreement without renewal. By Employee's death or upon the expiration of this Agreement. In the event of termination under Section 7(a), the Company shall be obligated to pay Employee his prorated annual salary, a prorated management bonus and benefits actually due Employee up to the actual date of death or expiration of the Agreement.

         b. Total Disability. For the purpose of this Agreement, the term "total disability" means Employee's inability, because of serious physical and/or mental injury, illness or impairment, certified by a licensed medical doctor in Colorado and by supporting documents as requested by the Company, to perform his assigned duties under this Agreement for more than thirty
                  (30)  consecutive  days.  In the  event of  termination  under
                  Section 7(b), the Company shall be obligated to pay Employee his prorated annual salary, a prorated management bonus and benefits actually due up to the date of disability.

         c. By Employee with Notice to Company. At the election of Employee upon fifteen (15) days written notice to Company. In the event of termination under Section 7(c), the Company shall only be obligated to pay Employee his prorated annual salary up to the actual date of termination and benefits actually due Employee up to the date of termination. The Company shall not be required to pay Employee any unpaid management bonus. Upon receipt of such notice from Employee the Company, at its sole discretion, may terminate this Agreement immediately and pay Employee his prorated annual salary, a prorated management bonus and benefits actually due Employee up to such date of termination.

         d. By the Company Without Cause. Company may terminate without cause and for any reason Employee's employment with the Company upon fifteen (15) days written notice to Employee. If Employee is terminated under this Section 7(d), he shall be entitled to be paid his prorated annual salary and prorated management bonus up to the actual date of termination and benefits actually due Employee up to the actual date of termination, but not any additional management bonus. In addition, employee shall be paid by the Company severance pay of $150,000 over the subsequent twelve months payable in equal installments based on the Company's normal pay periods.


         e. By the Company With Cause. Employee's employment may be terminated for cause at any time upon five (5) days written notice to Employee. For the purpose of this Agreement "for cause" is defined to include, but not be limited to the following: (i) willful, malicious and grossly negligent acts by Employee having the effect or causing significant harm to the business interests of the Company; (ii) the failure of Employee to devote full time energies and efforts to the performance of his duties; (iii) the conviction of Employee of any felony crime; (iv) the violation of any specific written direction of the Board of Directors relating to services to be rendered by him or the scope of his duties as contemplated by this Agreement; (v) the commission of fraudulent or dishonest act by Employee; (vi) Employees failure, refusal or negligence to comply with the policies, procedures, standards and regulations of the Company; (vii) failure of the Company to meet minimum revenue objectives as reflected on the Company's financial statements as prepared from time to time as follows:

o Year 1 - Total Revenue of One Million Two Hundred Thousand Dollars ($1,200,000) of which Four Hundred Thousand ($400,000) must be generated from the Contract between the Company and QWEST dated May 1, 2001.
o Year 2 - Total Revenue of Two Million Dollars ($2,000,000) of which One Million Dollars ($1,000,000) must be generated from the Contract between the Company and QWEST dated May 1, 2001.
o Year 3 - Total Revenue of Two Million Seven Hundred Thousand Dollars ($2,700,000) o Year 4 - Total Revenue of Three Million Five Hundred Thousand Dollars ($3,500,000) o Year 5 - Total Revenue of Four Million Three Hundred Thousand Dollars ($4,300,000)

                  (viii) the commission by Employee of any other material breach of this Agreement, and to the extent that this act is curable, Employee has not cured it, or initiated a cure, within five
                  (5) business days following receipt of notice of said material breach. Any notice to Employee shall specify the facts and circumstances claimed to provide the basis for such termination. In the event of termination of this Agreement under this section, the Company shall only be obligated to pay Employee his prorated annual salary and prorated management bonus, and benefits earned or due up to the actual date of termination.

         f. Default. Employee shall have the option to immediately terminate this Agreement if the Company materially breaches this Agreement, but only if such breach of this Agreement is not caused, directly or indirectly, by Employee in his managerial and fiduciary capacity under this Agreement, and where the Company is otherwise capable of tendering performance, and whereby Employee's intentional or unintentional acts have caused the Company, through lack of work or excess expenditures, to be unable to meet its financial obligations under this Agreement. Upon failure of the Company to meet any of its material obligations due Employee under this Agreement or there is material breach of this Agreement by the Company, and to the extent that it is curable, Employee shall give written notice to the Company and shall specify the facts and circumstances claimed to be as breach of this Agreement. The Company shall have five (5) business days following receipt of such written notice of said material breach to cure such breach. If said breach is not cured by the Company within such time period than it shall be deemed as if the Company has terminated this Agreement and Employee shall be entitled to severance pay of $150,000 to be paid over the subsequent twelve month period payable in equal installments based on the Company's normal pay periods.

8.       Agreement Not To Compete.

         a. Covenant Not To Compete. The Company and Employee acknowledge and agree that Employee's services will be of a special and unusual character which have a unique value to the Company and OPEC, the loss of which cannot be adequately compensated by damages in an action at law and, if used in competition with the Company or OPEC, could cause serious harm to the Company and OPEC. Further, Employee and the Company also recognize that an important part of Employee's duties will be to develop good will for the Company and OPEC through Employee's personal contact with individual and group subscribers of the Company's services, participants, agents and other Persons having business relationships with the Company and OPEC, and that there is a danger that this good will, a proprietary asset of the Company and OPEC, may follow Employee if and when his relationship with the Company is terminated. Accordingly, Employee agrees that he shall not, during the time period that he is employed by the Company and for a period of one year from the date of the termination of such employment for any reason whatsoever, do any of the following: (i) directly or indirectly, solicit or otherwise contact any Person who then receives or has the right to receive or at any prior time received or had the right to receive from the Company's engineering services (a "Subscriber") for the purpose of seeking to obtain any such Subscriber as a subscriber to or beneficiary of a similar business conducted by any Person other than the Company; (ii) directly or indirectly employ, hire or otherwise engage the services of or associate in any business with any Participant or other Person who is or has been employed by either the Company or OPEC, or any Affiliate of the Company or OPEC, unless such Participant or other Person shall have ceased to be employed by the Company or OPEC (as the case may be), or the Affiliate of the Company or OPEC, for at least one year, or (iii) engage, directly or indirectly, as a proprietor, stockholder, partner, director, officer, employee, independent contractor or otherwise in the business of providing services in competition with the Company in any state in which the Company provides its services on the date Employee's employment with the Company is terminated for any reason whatsoever. For purposes of this Section 8.a, "Person" means an individual, partnership, corporation, trust, unincorporated organization, government, or agency or political subdivision of a government and "Affiliate" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act, as such rule is in effect on the date hereof.

         b. Enforceability. The Parties hereto agree that to the extent that any provision or portion of Section 8.a. of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties hereto do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

         c. Right to Enjoin. As the violation by Employee of the provisions of Section 8.a. of this Agreement would cause irreparable injury to the Company and OPEC, and there is no adequate remedy at law for such violation, the Company and OPEC shall have the right, in addition to any other remedies available at law or in equity, to enjoin Employee in a court of equity from violating such provisions

9. Proprietary Information. Employee shall treat as information proprietary to the Company any and all data and/or Proprietary Information (as defined below) discovered and/or disclosed and shall not, directly or indirectly, use any such information and/or data for his own benefit or disclose or fail to use its best efforts to prevent the disclosure of the same to any other person or entity for any purpose or reason whatsoever, during the term of this Agreement or at any time thereafter.

10. Proprietary Information Defined. Proprietary Information includes but is not limited to unique concepts, products, services, company/corporate strategy and business development, including plans relating to this acquisition, expansion, marketing, financials, client lists and other business information, operating information, policies, practices and processes, database and networking systems, information relating to employees, customers, prospective customers and suppliers, whether such information is documented, contained electronically and/or contained on any other medium.

11. Reproduction of Proprietary Information. Employee stipulates that he will not, at any time, make any reproduction, copy, abstract, summary and/or precis of the whole or of any part of any Proprietary Information without the prior express written consent of the Company, except as necessary to perform his duties hereunder, in which case said reproduction, copy, abstract, summary and/or precis shall remain the property of the Company.

12. Confidentiality. Employee stipulates that he shall keep any and all Proprietary Information obtained, during the term of this Agreement or any time thereafter, in the strictest of confidence and secrecy and shall not disclose Proprietary Information to third parties and further, will not use said Proprietary Information in competition with Employer.

13. Non-Disclosure. Employee stipulates that he shall not, during the term of this Agreement or any time thereafter, in any way or by any means, disclose, disseminate and /or distribute any Proprietary Information to any third party without the prior express written consent of the Company.

14. Non-Circumvention. Employee stipulates that he shall not, during the term of this Agreement or any time thereafter, in any way or by any means implement and /or use any Proprietary Information, circumvent, usurp an opportunity, take advantage of and/or benefit from, through the exclusion of the Company, any Proprietary Information obtained.

15. Injunctive Relief. The Employee recognizes and agrees that, a breach of this Agreement will cause irreparable harm to the Company and no amount of monetary damages can adequately compensate the Company for the injury that would be caused by said breach. Accordingly, Employee hereby stipulates that should the Company have a good faith reason to believe that Employee is breaching or taking steps to breach any material provision of this Agreement then the Company shall be entitled to immediate issuance of an ex-parte temporary restraining order, by a Court, enjoining the Employee from engaging in the opposed activities.

16. Waiver. A Party's failure to insist on compliance or enforcement of any provision of this Agreement shall not effect the validity or enforceability or constitute a waiver of future enforcement of that provision or any other provision of this Agreement by that Party or any other party.

17. Law, Jurisdiction and Venue. The Parties hereto stipulate that any dispute arising out of this Agreement shall be submitted to binding arbitration in Colorado Springs, Colorado pursuant to the arbitration rules and regulations, as codified by the American Arbitration Association.

18. Validity. The invalidity or unenforceability of any provision in this Agreement shall not in any way effect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in this Agreement.

19. Notice. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, overnight - courier, certified or registered mail, postage prepaid and return receipt requested, telex or facsimile transmission.

         If to the Company                  If to Employee
         1880 Office Club Pointe            3214 Teardrop Circle
         Colorado Springs, CO  80920        Colorado Springs, CO  80917
         Fax:  719-272-8226                 Fax:  719-597-2060

         All such notices shall be deemed to have been duly given:

         when delivered, by hand if personally delivered; and the next day, after being sent by overnight courier; and when received, if by certified or registered mail; and when received (as electronically acknowledged), if by facsimile transmission.


20. Amendments. This Agreement may be amended, at any time, only by the written mutual consent of the Parties hereto, with any such Amendment to be invalid unless it is both written and signed by both Parties.


21. Legal Fees and Costs. The Parties hereby stipulate and agree that in the event that a dispute arises between the Parties, relating to this Agreement, and one or both of the Parties deem it necessary to hire an attorney to protect its rights and/or resolve said dispute, then the prevailing Party, in any action, shall be entitled to recover and collect, from the non-prevailing Party, all reasonable attorney's fees and costs incurred.


22. Entire Agreement. This Agreement contains the entire agreement and understanding by and between the Parties and no representations, promises, agreements and/or understandings, written or oral, relating to this Agreement by either Party not contained herein shall be of any force or effect.

23. Nonassignability. In light of the unique personal services to be performed by the employee hereunder, it is acknowledged and agreed that any proposed or attempted assignment or transfer by Employee of this Agreement or any of Employee's duties, responsibilities, obligations, hereunder, shall be void. The Company may assign this Agreement to any parent, subsidiary, affiliate, or successor of the Company without the prior written consent of the Employee.

24. Survivability. Employee hereby acknowledges that the provisions of Sections 8-15 above shall survive termination of this Agreement.


                             SIGNATURE PAGE FOLLOWS




IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement this ____ day of ________, 2001.

JAE-TECH Engineering       , Inc.                             Employee

----------------------------                         ---------------------------
By: Donald D. Cannella                                        John A. Emrick
Its: CEO